EXHIBIT 23.1

Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-118746, No. 333-124105, No. 333-125423 and No. 333-181499 and Form S-8 No. 333-164428 and No. 333-174448) of our report dated January 29, 2015, with respect to the combined consolidated financial statements of The Ashford Hospitality Select Hotels as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in Ashford Hospitality Trust, Inc. and subsidiaries’ Current Report on Form 8-K dated January 29, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
January 29, 2015